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                 November 10, 2021

       Chris Urmson
       Chief Executive Officer
       Aurora Innovation, Inc.
       50 33rd St.
       Pittsburgh PA, 15201

                                                        Re: Aurora Innovation,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed November 5,
2021
                                                            File No. 333-260835

       Dear Mr. Urmson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Megan Baier, Esq.